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August 13, 2009

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

           Re:  Yongye International, Inc.

Dear Sir or Madam:

We have acted as counsel to Yongye International, Inc., a Nevada corporation (the “Company”), with respect to legal matters related to the registration and offering of the shares of common stock, par value $0.001 per share, of the Company offered by the Registration Statement on Form S-1/A File No. 333-159892 (the “Registration Statement”).  We consent to the references to us under the heading “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K promulgated under the Act.

Sincerely,

/s/ LOEB & LOEB LLP

LOEB & LOEB LLP